Exhibit 99.1

Transcript of

United States Antimony Corp.

US Antimony Second Quarter 2026 Financial and Operational Results Webcast

August 11, 2026

Participants

Gary Evans - CEO & Chairman, United States Antimony Corporation

Shawn Winkler - Interim CFO, United States Antimony Corporation

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

Damian Coleman - Managing Director of Government Affairs, United States Antimony Corporation

Aaron Tenesch - Vice President, Antimony Division, United States Antimony Corporation

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

Analysts

Presentation

Operator

Greetings, and welcome to the United States Antimony Corporation Second Quarter and Six Months Ended June 30, 2026 Financial and Operating Results Conference Call. At this time, all participants are in a listen-only mode, and a question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference call and webcast is being recorded.

I will now turn the call over to your host, Mr. Gary C. Evans, Chairman and Chief Executive Officer.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Hello? Okay. Thank you, Allie, and welcome to everybody, and thank you very much for joining us today. First, I would like to start by introducing other members of our company's management team who will be joining me on this call today. We have five total speakers from management who will be talking about their respective divisions. They are as follows: Shawn Winkler, our Interim Chief Financial Officer, Joe Bardswich, our Director and Executive Vice President and Chief Mining Engineer, Damian Coleman, who is Managing Director of our Government Affairs in D.C., who if you have not spoken to before, Aaron Tenesch, Vice President of our Antimony Division, and Jonathan Miller, who is Vice President of our Investor Relations area.

I would like to start out by turning the call over to Shawn Winkler, our Interim Chief Financial Officer, to go over the financial results that we have just reported a few minutes ago, to the public. Shawn.

Shawn Winkler - Interim CFO, United States Antimony Corporation

Thanks, Gary. This is my first full quarter with the company, and I continue to be extremely impressed with our senior management, our outstanding operating team, and working closely with our high quality advisors. It just continues to be an impressive team.

Jumping to the numbers, second quarter 2026 revenue was around $7.9 million. That is compared to $10.5 million in the second quarter of 2025. That is a decline of approximately 25% year-over-year, and that is driven almost entirely by lower realized antimony pricing. Sequentially, compared to Q1, however, revenue was up 17% from the $6.8 million we reported in the first quarter, reflecting higher antimony volumes and continued strength in our zeolite segment.

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On a six month year-to-date basis, revenue was $14.7 million compared to $17.5 million for the first half of 2025. That is a 16% decrease that again, as the aforementioned year-over-year decline in realized antimony prices, partially offset by higher volumes.

Jumping into our segment breakdown, antimony revenue was $5.9 million in the second quarter compared to $9.6 million in the prior year period. While our pounds sold increased approximately 26% year-over-year to 428,425 pounds, average selling prices declined approximately 52% from $28.32 per pound to $13.70 per pound, reflecting broader antimony market price conditions.

Importantly, average cost per pound also declined approximately 33% to $13.34, partially mitigating the impact of lower selling prices, but not fully offset. Zeolite segment continues its strong growth trajectory. Revenue increased 110% year-over-year to $1.9 million from close to $1 million, driven by a 114% increase in tons sold. Our execution, the broadened sales channels, especially in our cattle nutrition growth segment, has demonstrated success. Zeolite gross profit increased $0.4 million to about $0.1 million, benefiting from higher sales volume and lower average production cost per ton.

Jumping to gross profit and operating loss and non-cash items. Gross profit for the quarter was $0.6 million, or approximately 7% gross margin. That compares to $2.8 million and 27% margin in the prior year quarter. The margin compression is almost entirely attributable to antimony price declines, as previously discussed. Operating expense was $7.6 million in the second quarter compared to $2.8 million in the prior year period. The increase primarily reflects higher non-cash share-based compensation expense, increased salaries and employee benefits associated with the company's expanded leadership team and operational infrastructure to match the growth projections we have in the back half of the year into 2027 and higher professional fees supporting several growth initiatives. Operating loss for the quarter was about $7 million.

It is important to note that this operating loss includes about $3.4 million of net non-cash items, the aforementioned $2.9 million in SBC, and about $500,000 of D&A. Jumping to net income. Reported net income for the second quarter was about $0.1 million, compared to net income of $0.2 million in the prior year quarter. The operating loss that I just mentioned was more than offset by two items. $6.8 million of unrealized gain from our investment in Larvotto Resources Limited, plus $0.4 million of interest in investment income.

Importantly, since quarter end, the Larvotto investment has continued to appreciate. As we detailed, it is about $2.7 million of additional increase since quarter end. Jumping to the balance sheet and our liquidity, we ended the quarter with a materially stronger position than three months ago. Cash and cash equivalents were $41.4 million as of June 30th, 2026, compared to $3.2 million at March 31st and $30.5 million at December 31st, 2025. We hold an additional $20.7 million in U.S. Treasuries held to maturity for total liquidity of cash, plus those Treasuries of $62.2 million. Total assets grew $42.6 million during the first half of the year to $190.6 million.

Working capital doubled to $70 million from $35 million at the end of the first quarter. Total liabilities declined $3.4 million to $9.6 million. Our debt remains de minimis. If you add the Larvotto strategic equity investment of $43.2 million, total cash investments in marketable securities on the balance sheet as of June 30th stood at $105 million. Digging into the balance sheet a little bit.

Inventory at quarter end was $21.6 million, up from $12.5 million at December 31st, 2025, and $6.4 million at June 30th, 2025. This build-up is intentional and reflects our strategy of building feedstock and ultimately our ability to provide finished goods to support our DLA contract and other expected antimony commercial demand. Our inventory position is subject to normal lower of cost to market analysis each quarter, and inventory is carried at the lower of cost or net realizable value.

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Jumping to cash flow. For the six months ended June 30th, net cash used in operating activities was $20.7 million, primarily reflecting our working capital investment. That is the inventory build-up I just described. Net cash used in investing activities was $11.1 million, and net cash provided by financing activities was $43.4 million. The financing inflow was primarily driven by net proceeds from equity issuance in April, which were detailed as a subsequent event in our Q1 financials.

Average execution on those share sales was $11.56 per share. Capital expenditures for the first six months totaled $22.8 million on a gross basis, primarily to advance our Thompson Falls expansion, complete and upgrade our Radersburg flotation mill, including adding a first-in-class laboratory and funding other strategic capital investments, including several new mining claims in Alaska and Montana. Against those investments, in April, we received $12.8 million of the milestone-based funding under our DPA grant award from the Department of War, bringing net capital deployed in the first half to approximately $10 million.

I do want to highlight a subsequent event in our financials this quarter. In June, we did deliver our first two shipments of antimony ingots to the DLA, totaling approximately 82,000 pounds. Unfortunately, we did not receive final approval acceptance from the DLA until July, so that sale will be reflected in our Q3 financials.

With that, I'll hand it back to Gary.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Thank you, Shawn. I'd like to turn the call over now to Joe Bardswich to talk about our actual mining activities. Joe.

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

Thank you. Starting in the east with our tungsten deposit located near Espanola, Ontario. Metallurgical testing of our ore continues at Lakefield Research, while the site for an initial 20,000-tonne bulk sample is being prepared for drilling and blasting. Several local contractors have been asked to prepare quotations for the drilling, blasting, crushing, and screening of the bulk sample.

It is planned that the sample will be trucked to an operating mill in the region for concentration by froth flotation for eventual sale to an ammonium paratungstate plant located in Pennsylvania. The company acquired by claims staking this past year, a large land package in the Dubreuilville area north of Lake Superior, northwest of Wawa, Ontario, after a review of Ontario government reports.

The government conducted a helicopter-borne lake sediment sampling program, revealing very high grade select concentrations of silver in lake sediments. A soil sampling program has been initiated with the intent to trace that silver up ice in this glaciated terrain to the source. Moving west to Montana. In October and November of last year, we completed an exploration program on our patented Eliza claim, which revealed an accessible vein of massive stibnite near our Thompson Falls smeltering facilities.

Excavation of this vein resulted in approximately 800 tons of ore, grading approximately 10% antimony being trucked to our newly acquired Radersburg mill near Thompson, Montana. This operation was reviewed by the Montana DEQ over the past winter, and permission for continued further work was delayed until additional operating safeguards could be implemented. Mining resumed in late July at the Montana Stibnite Hill mine after plans were approved by MSHA. We are utilizing a local contractor on a time and materials basis to conduct this work under the supervision of an experienced geologist.

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As of today, an additional 25 truckloads of 16 tons each have been mined and shipped. Moving north to Alaska, starting with Ester Dome. Work continues in this area near Fairbanks, where previous work during the Fort Knox gold discovery era by Placer Dome and Kinross revealed large antimony and soil anomalies. Successful discovery of stibnite in place in shallow trenches could lead to the establishment of operations similar to the Montana Stibnite Hill mine. The company has purchased in the past year a staging area off a site near Fox, Alaska, which serves both as a HQ and a logistics center. Trenching and drilling operations are continuing in the Ester Dome area in attempts to find near surface pockets of stibnite related to those soil anomalies.

Any material mined would be hauled to the Fox facility for sorting, packaging, and stockpiling prior to trucking to our Radersburg facility in Montana. The MK copper deposit. Alaska State Geologist completed a reconnaissance level exploration program that included the MK area. Very high copper values were reported from surface sampling.

The company recently acquired this area through staking and has permitted a core drilling program that will be completed this summer to determine whether the high copper values extend to depth. Nolan Creek. In late January of this year at a trustees public auction, the company purchased a group of mining claims previously owned and operated by a private company. This is in the Nolan Creek area near Wiseman, Alaska, north of the Arctic Circle. Of prime interest to the company is the resource reported by Tom Bundtzen, a qualified person, and made available to the public.

Tom Bundtzen reported, an inferred reserve of 42,412 tons grading 28% antimony and 0.408 ounces of gold per ton. That yields a gross per ton value of $8,900 at $4,000 per ounce gold and $13 a pound antimony, yielding a total gross value without deducting mining, processing, or transportation costs of $377 million. The ore zone is presently accessible after we built a 7 mi road into the property from Wiseman. It is accessible from an underground audit, and although additional development is required before an efficient mine operation is established.

During the past two weeks, the company hosted pre-bid underground site inspection tours by two internationally recognized mining contractors in preparation for their submission of tenders in middle August for further underground development and mining of this high grade material. The raw ore would be trucked to our Radersburg mill for gravity and froth flotation recovery of both the antimony and the gold. Mining operations are tentatively planned to begin late this year.

Back to you, Gary.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Thank you, Joe. Let us now introduce Damian Coleman. Damian has been with us for about six months now and is running our Washington, D.C. operations with respect to our government relations. Damian, why do you give us a little overview of your activities?

Damian Coleman - Managing Director of Government Affairs, United States Antimony Corporation

Thank you, Gary. As the company's Director of Government Affairs, I am pleased to report that United States Antimony Corporation continues to execute successfully under its $245 million sole source antimony contract with the Defense Logistics Agency. Based on our current production and delivery schedule, we anticipate completing our first delivery order of $9.9 million nearly one year ahead of schedule.

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During June, our firm delivered two trucks of military specification antimony ingots totaling more than 80,000 pounds, representing approximately $2.6 million in revenue for the company. These deliveries highlight UAMY's unique capability to produce antimony metal exceeding 99.5% purity through our supply chain. We expect to deliver our third and fourth truckloads of antimony ingots next week, which are anticipated to generate an additional $2.6 million in revenue for the third quarter.

In addition, the company is currently testing truckloads five, six, and seven of antimony ingots totaling more than 120,000 pounds for anticipated shipment in the next few weeks. Subject to successful testing and acceptance by a third-party lab, these shipments are expected to contribute approximately $4 million in additional cash flow in the fourth quarter. To date, cumulative orders awarded under the DLA contract total approximately $57.3 million, reflecting continued demand and strong execution against this strategically important program.

Finally, United States Antimony Corporation is awaiting feedback on four separate grant applications submitted to the Departments of Energy and War earlier this year. These four grant requests total $275 million and represent funding needs around antimony, tungsten, and our hydrometallurgical process.

Back to you, Gary.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Thanks, Damian. I'd like to turn the call over to Aaron Tenesch, who is Vice President of our Antimony Division. Aaron?

Aaron Tenesch - Vice President, Antimony Division, United States Antimony Corporation

Thank you, Gary. I will keep my comments focused on four areas: antimony procurement from international sources, the Radersburg flotation facility, Bolivia, and the Americas Gold and Silver joint venture. On procurement, we continue to bring in material that supports Thompson Falls and our downstream commitments. Approximately 300 tons of metallic feedstock have been recently received and are currently inbound for final processing to the DLA for antimony trioxide production.

Short and medium-term procurement contracts have been developed to sustain the expanded production of the Thompson Falls processing facility while awaiting the construction of the hydrometallurgical processing plant to be built in the joint venture with Americas Gold and Silver. The first shipment from Bolivia is on the water, and the facility in Bolivia is expected to come fully online over the next several months at a rate of approximately 150 tons per month.

Regular shipments of ore to our Madero smelter in Mexico continue with stable supply lines, long-term contracts, and surge capacity ensuring maximum production. Moving on to Radersburg, Montana, the site has moved into the operating phase to concentrate the approximately 1,100 tons of high grade ore received from Stibnite Hill, Montana. Safety and initial process improvements have been installed. The lab installation is now complete.

The MSHA ID is in active status, and operators are feeding ore into the system on a daily basis now. All lab systems have been installed, including the factory installation of the new 3 kilowatt wavelength dispersive XRF system. A lab manager has been hired and has begun methods development to help support all of USAC's various mining ventures. Circling back to Bolivia, the key point is that the work there has become a real operating reference for us, not just a concept.

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The first container of metallic antimony will deliver to the Thompson Falls facility within the next month, with the second loading and shipping from Bolivia within that timeframe. While the circuit in Bolivia was commissioned a few months ago, there were delays related to countrywide fuel supply issues due to the Iranian war and transport difficulties within the country that have now been resolved. Some equipment retrofits and additions were required at the plant, but those changes have now all been completed.

Bolivia gives us valuable process information for the hydrometallurgical pathway we intend to scale domestically in not only our new JV, but elsewhere. These systems offer a more robust process that can accept varied inputs and better manage deleterious elements in diverse feedstock compared to traditional systems like our gas-fired furnaces. The joint venture with Americas Gold and Silver in Idaho continues to advance.

This JV gives us a domestic platform to process antimony-bearing feed, including tetrahedrite and other complex materials that provide greater diversity in metals that can be monetized, such as silver. Technology development contracts have been executed, and scale work for the more complex feedstock is well underway. Engineering and procurement contractors have been identified, and expressions of interest have been requested. While there have been a combination of equipment, contractor, and logistics delays regarding our development activities for 2026, everything continues to be making progress. Production of finished products will continue to ramp up. Thank you.

Back to you, Gary.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Thank you, Aaron. Well, let me conclude with a number of comments I'd like to make, and then we'll go to our listeners for questions. I get asked all the time about our acquisition front and what's going on there, so I thought I'd kind of give you a little background there. We continue to view acquisitions of both properties and companies. We have no problem finding willing sellers. The issue is we have very stringent guidelines and have yet to find anything that really piques our interest from a geological, engineering, or financial perspective. We probably turned away at least seven different deals just in this quarter alone. This does not mean there are not some great opportunities out there. We just are in such a fast-track mode. Waiting three years for sales of minerals is not in our game plan.

Typically, it has to be within a year to a year and a half for us to have an interest. Three perfect examples of properties that did fit within our timeframe and that we did execute on are Stibnite Hill, Montana. We started buying those properties last summer, and as Joe has indicated, not only did we mine last year before winter, but we've been mining this year all summer. All that material is at Radersburg waiting to be processed and will significantly augment our DLA deliveries. Nolan Creek, Alaska, we bought that in January of this year.

As Joe mentioned, we've already built a road into the property. We've got contractors, and we'll be mining that property hopefully before the end of the year with third parties. Fostung tungsten up in Ontario, Canada, that's our tungsten play. It was bought in May of last year. We're already going to be bulk sampling this year. We've got agreements to process that material and take it to a refinery in Pennsylvania, as Joe mentioned. Not many companies can say that within the past 12 months, they identified three specific high grade properties, did something about it, and are mining. That is highly unusual in this business, and I'm very proud of that and our team for being able to do it. So, those are bragging rights that we have and we're very proud of.

Let's talk about the presidential forum I attended on Friday. I was fortunate enough to be invited by the Trump administration to attend an event held in D.C. It was primarily to award $100 million in new grant money to schools and universities that have active mining programs. I actually met several students there I gave business cards to, that when they get out of school, we might talk to them. So what did I get out of this visit? More than anything else, tremendous new contacts that are already helping us.

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Two I can't identify yet, but two contacts I made there, I've had two conference calls within the last three days. These are very high influential people that are involved in the government and want to assist. So what we have in this new administration is a can-do, will-do attitude, and you've got secretaries of various departments that are willing to jump head over heel to assist mining companies. That's something our industry has not seen or heard of in 20 to 30 years.

With that, I give President Trump great kudos for helping support our business. The next item I'd like to talk about is Larvotto Resources. As everyone knows, we own approximately 10% of this Australian-listed company. The purpose of this $40 million plus or minus investment has been our attempted takeover. After four different rounds with the entrenched management team there over the past 12 months, we're about to give up. If so, this will be a liquidity event for United States Antimony Corporation.

Let me conclude by saying, as I stated last quarter, our quarterly financial and operating results will be bumpy. They're bumpy this quarter. We have pros and cons. The thing that I cannot control or any of the management team can control is world antimony prices, which is the primary reason for our reduced revenue guidance that we provided in this report for this year.

As we report results, though, from our recent deliveries of antimony against the U.S. government, our margin expansion will be realized. You can do some easy calculations based on some of the things we reported today to determine how wide those margins are. The key metric should be pounds of product delivered. We delivered from antimony, our deliveries were up 26% from last year, and that's just with Thompson Falls starting up over the last 30 to 45 days, the big expansion.

For zeolite, we're up 114% from last year. That's all due to new sales. This, again, is without any DLA shipments included. This is just pure historical industrial customers. So you should see market improvements in the third and the fourth quarter as we are now delivering, as we've indicated. The government takes longer than we anticipated. They have to inspect our product. They have to make sure the logistics are right. We have to go through another inspection once it's delivered, and then it takes time to be paid.

As Shawn mentioned, we were anticipating having revenues in the second quarter from the DLA. We delivered in June. You would've thought we would've been able to report revenues, but that wasn't the case. Again, these quarterly financials will be bumpy. That's the nature of our business. Look at the year in total. That will tell you what we're doing. Again, antimony revenue's up, zeolite revenue's up, all due to sales. When I say revenues, I meant sales up. We are moving more pounds of product, and again, we can't control the price. We feel fortunate that we have built this inventory in anticipation of additional shipments to the DLA at very low prices.

Aaron has done an admirable job of negotiating with these foreign entities until we get our own antimony production up, and we've been able to make some great deals. You will see that margin expansion in the third and fourth quarter that we couldn't report in the second quarter, again, because of no DLA deliveries that we could report.

With that, operator, I'd like to turn our call over to questions that we may have from our listening audience.

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Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

Gary, should I give my update?

Gary Evans - CEO & Chairman, United States Antimony Corporation

Oh, I'm sorry. Jonathan, I completely missed you, and I'm sorry for that. Please go.

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

No worries. Thank you, Gary, and good afternoon, everyone. Q2 was another quarter of continued execution for United States Antimony. We continued our marketing efforts, which included broadening our institutional shareholder base, both domestically and internationally. Institutional ownership in U.S. Antimony now exceeds 57%, compared with just over 42% at the end of Q1. That represents a significant change in the composition and depth of the ownership in our company.

The Q2 13F filings provide some particularly encouraging data points. State Street Investment Management increased its position by approximately 3.3 million shares, ending the quarter with approximately 11.34 million shares. BlackRock Fund Advisors added approximately 1.44 million shares, bringing its position to approximately 9.96 million shares. Investment Management (U.K.) Limited added approximately 122,000 shares, while DWS Investments U.K. added approximately 91,000 shares.

Importantly, the shareholder base increasingly includes large passive index managers alongside active growth, value, and institutional investment strategies, not hedge funds. That institutional growth has been supported by an aggressive outreach program. Gary, Shawn, and I participated in six institutional conferences and non-deal roadshows during Q2, including B. Riley, Lytham Partners, William Blair's Growth Stock Conference, and StoneX's Natural Resources Summit. We also continue to receive positive sell side support.

Alliance Global Partners maintained its buy rating, while H.C. Wainwright maintained its buy rating and increased its price target to $11.75. The Q2 message is straightforward. We shipped, we invoiced, we expanded capacity, we restarted domestic mining, and institutional ownership in our company continued to grow. We entered Q2 having spent much of the previous year building the platform and expanding awareness.

We exited the quarter with tangible evidence that the platform is translating into execution. Looking ahead, our priorities remain equally clear. Scale deliveries under the DLA contract, expand domestic production and processing capacity, advance Thompson Falls, Radersburg, and our Idaho hydromet initiatives, and continue expanding our institutional investor base.

Our investor calendar remains active with upcoming participation planned at the Needham Virtual Conference next Monday, the Piper Sandler Growth Conference in September, the North American Critical Minerals Summit in October, the 20th LD Micro Main Event in October, Clear Street's Disruptive Technology Conference in November, The Northern Miner Symposium at the end of November, and Resourcing Tomorrow in December, both in London, the B. Riley Convergence Conference in December, and a ceremony next month in Dallas for our recent recognition by the Dallas Business Journal as one of the Texas' Fast 50 companies.

We continue to execute against our company purpose to become the premier supplier of certain critical minerals here in the United States of America. Thank you for your continued support and interest in U.S. Antimony.

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Back to you, Gary.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Thank you, Jonathan. Again, apologies for overlooking you. I want to highlight again something Jonathan said concerning our institutional ownership. When I came on board this company a little over three years ago, we had zero institutional ownership. Today, as Jonathan said, we are up to 57%, and that appears to grow almost every single quarter.

We started marketing for the very first time in Europe. Jonathan and I were there about three to four weeks ago, and we were introduced to a number of very high quality institutions by Barclays Bank. This is a bank that does not follow us at present. That had to do with contacts we had in the bank that knew what our company was doing. We are going to broaden that investor institutional ownership even further.

We have other plans of doing additional marketing in Europe this year, and we are just very excited about the reception we are receiving. The difference between our company and many others in this space is we are generating revenues, we are generating EBITDA, we are generating cash flow. We have not only a sole source contract of $245 million, we received a grant, and we have $250 million of grants that we are requesting. We think that we will have a very active second half of the year. We are very excited about the growth in our DLA shipments, and we think that this will have a material impact on our financials going forward.

With that being said, operator, let's now turn it over to our audience.

Operator

Thank you. Apologies, ladies and gentlemen. One moment.

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

I will go ahead and take it. Gary, the first question, are you able to provide any color on planned deliveries for the second half of 2026? Do you feel the original guidance is still reachable?

Gary Evans - CEO & Chairman, United States Antimony Corporation

No. We lowered our guidance in this financial statement today to $60 million to $75 million. That really has all to do with pricing, has nothing to do with delivery times. The price of the antimony has dropped significantly this year, and that is the primary reason for the revenue drop. It is difficult for us to tell you, is it going to be low 12? Is it going to be low 20? Is it low 18? We do not know because it is a combination of us getting material in, processing it, and getting approval from the government. We are going to do everything we can to make that $57 million order that we received done in 2026. Next question.

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

You recently discussed packaging $500 million plus strategic transactions with the federal government. How advanced are those discussions, and should shareholders expect equity warrants, price floors, or additional offtake contracts to be part of the structure?

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Gary Evans - CEO & Chairman, United States Antimony Corporation

Well, it is not $500 million, it is $250 million. Still a big number. I do not think there is any doubt that this administration is leaning away from straight grants. There are certain divisions of the government that already have money allocated from congressional awards earlier. But the new plan of attack is equity. In other words, we give you a certain amount of cash, we give you support, but we want an equity position in your company. When I was at the forum in D.C. on Friday, that was very evident from President Trump talking about other companies that he had taken an equity interest in, being Intel, which obviously is not a critical mining company. He had bragging rights about how much that stock had gone up, MP Materials and some others.

I think there is no doubt that they are leaning more that way, but I do think there is a possibility of our company getting additional grants without equity. We are open-minded. If we do an equity deal, it will have to be done in a manner that is accretive to our shareholders. We are not going to do an equity deal to do an equity deal. You can see from our historical raising of capital, we are very cognizant of where our share price is and when we do it, and that will continue to be the case. Next question.

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

What is the company's outlook for forward antimony prices? Do you expect prices to normalize closer to their year-end 2025 level, or continue forward closer to current levels?

Gary Evans - CEO & Chairman, United States Antimony Corporation

I wish I had a crystal ball and could answer that question. I believe that we're probably, for the remainder of 2026, in this $10 per pound range. Now, you got to remember, that's double what this company historically had gotten, but it's obviously down from $30 a pound. So we know we can make really good money at $10 a pound because we're buying it at $4, $5, $6 a pound, and we're selling it at a premium of $10 a pound. So we know what we can do, and we're very careful on our procurements. I wish I could say that it's going to go back to $20, but I just don't know. The price is undoubtedly manipulated by China. There's no question about that. We see it in the market, so it really depends on what China wants to do.

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

Next question. When will there be an update on the government grants?

Gary Evans - CEO & Chairman, United States Antimony Corporation

I wish I had an answer to that. That is totally dependent upon the government. Damian and I, he was with me Friday in Washington, D.C., and we saw the Assistant Secretary of Energy, cornered her, and she had a very nice smile on her face and said it was nice to see us, but they are very closed mouth. They're not going to tell us anything until the fat lady has sung. So we're just going to have to wait and see. We are using contacts we have to pressure certain members of the government, but it's really out of our control.

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Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

Last question. Can you speak to the production rates are currently achieving in Alaska in tons of ore, and how that translates to finished pounds of shipments? What delivery volumes are embedded in your new guidance for the second half of 2026?

Gary Evans - CEO & Chairman, United States Antimony Corporation

There is no production of antimony yet coming out of Alaska. We are highly confident that we will find antimony this summer, and we will be able to stack it there at Fox property and hopefully move it to Radersburg. But today, there is no antimony production. Only antimony production this company has today is coming out of Stibnite Hill in Montana. Now, when Joe gets Nolan Creek up and running, then that may be a different story. But at this point, there is no antimony production currently out of Alaska.

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

That concludes the questions.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Okay. Operator, I think with that, we will close up and we appreciate all of you listening in and look forward to giving you some updates in the near future.

Operator

Thank you. Ladies and gentlemen, this concludes today's webcast. You may disconnect your lines at this time. We thank you for your participation.

Cautionary Note Regarding Forward-Looking Statements:

This transcript contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s future operations, production levels, financial performance, business strategy, market conditions, demand for antimony, zeolite, other critical minerals and precious metals, expected costs, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “could,” and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not rely upon any forward-looking statements as predictions of future events. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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